UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report: December 29, 2010
(Date of Earliest Event Reported)

Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana	001-32360	72-0717400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1925 W. Field Court, Suite 300 Lake Forest, Illinois 60045
(Address of principal executive offices)

(847) 279-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On December 29, 2010, Strides Inc. (“Strides”), an affiliate of Strides Arcolab Limited (“Strides Arcolab”), and Akorn, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Limited Liability Company Agreement for Akorn-Strides, LLC (the “Joint Venture”) dated September 22, 2004, as amended.  Prior to entering into the Amendment, all profits and losses of the Joint Venture were shared equally between the Company and Strides.  The Amendment changes the percentage allocation of the proceeds and gains from the sale of certain assets of the Joint Venture such that the Company is allocated 55.3797% and Strides is allocated 44.6203% of such proceeds and gains.  The original percentages (50/50) for sharing of income and expense, including indemnification claims relating to the sale of such assets, otherwise remain in effect.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided below under “Guaranty” and “Purchase Agreement” in response to Item 8.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01     Other Events.

Purchase Agreement

On December 29, 2010, the Joint Venture entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and between the Joint Venture and Pfizer Inc. (“Pfizer”) and, with respect to certain provisions, the Company and Strides Arcolab. The Purchase Agreement provides for the sale of all of the Joint Venture’s right, title and interest to all of its federal abbreviated new drug applications (“ANDAs”) to Pfizer for a purchase price of USD $63.2 million.

Pursuant to the terms of the Purchase Agreement, the Joint Venture transferred all 17 of its inactive and “in development” ANDAs to Pfizer on December 29, 2010.

The terms of the Purchase Agreement provide that until the final closing, the Joint Venture will continue to own, sell and market products for the five (5) ANDAs that it currently manufactures and actively markets, providing that the Joint Venture does so in the ordinary course, subject to customary negative covenants.  The Joint Venture will transfer those remaining five (5) ANDAs to Pfizer on the final closing date, May 1, 2011.

Pfizer and the Joint Venture each make customary representations and warranties.

The Company and Strides Arcolab, subject to certain limitations, agree to jointly and severally indemnify Pfizer, its affiliates and their certain related parties for losses related to any third-party claim arising from breaches of the Joint Venture under the Purchase Agreement, including the cancellation of any of the approvals of the final five (5) ANDAs prior to their transfer on the final closing date.  Pursuant to the terms of the Purchase Agreement, the Company provided a guarantee to Pfizer for the Joint Venture’s obligations under the Purchase Agreement.

On December 30, 2010, the Company received $35 million in a distribution from the Joint Venture representing the Company’s proportionate share of the sale proceeds. The Joint Venture anticipates that the majority of the gain from this sale will be recognized on May 1, 2011, when its rights to the actively marketed ANDAs are transferred to Pfizer.

In the nine months ended September 30, 2010, the Company recognized $1.9 million in revenue and an estimated $2.0 million in net income as a result of its participation in the Joint Venture.

Guaranty

On December 29, 2010, the Company issued a guarantee (the “Guarantee”) for the benefit of Pfizer to unconditionally guarantee the full and prompt payment and performance of all covenants, obligations and liabilities of the Joint Venture under the Purchase Agreement.

Press Release

On December 29, 2010, the Company issued a press release announcing the Joint Venture’s Purchase Agreement. A copy of the press release is included as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits. The following is furnished as an exhibit to this Current Report:

Exhibit No.	Description of Exhibit

99.1	Press Release dated December 29, 2010, relating to the Joint Venture’s Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.

		By:	/s/ Timothy A. Dick
Timothy A. Dick
Chief Financial Officer

Date:	January 5, 2011